Exhibit 99.1
P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Erica Burns
Progress Software	Progress Software
1 781 280 4817	+1 888 365 2779 (x3135)
flanagan@progress.com	erica.burns@progress.com

Progress Announces Appointment of
Kurt J. Abkemeier as Chief Financial Officer

BEDFORD, MA, September 28, 2016 (BUSINESSWIRE) — Progress (NASDAQ: PRGS) today announced the appointment of Kurt J. Abkemeier as its new chief financial officer. As CFO, Abkemeier will oversee the company’s global finance and accounting operations and be a member of the company's executive leadership team, reporting to Phil Pead, president and chief executive officer. Abkemeier succeeds Chris E. Perkins, who informed the company in March 2016 that he would retire as CFO upon the appointment of his successor. Abkemeier begins as CFO at Progress on September 28, 2016.
“We are delighted with the appointment of Kurt Abkemeier after a search process that considered a very strong field of candidates,” said Pead. “Kurt is an accomplished executive with significant financial and operational expertise, including as a CFO, and will be an exceptional addition to our team. Kurt has broad experience serving in global, technology-driven companies and his depth of financial and operational experience will be invaluable in helping us achieve our strategic business objectives.”
Pead added, "all of us at Progress thank Chris Perkins for his leadership in helping to guide Progress during a period of significant change at our company and we wish him well in his retirement.”
Prior to joining Progress, from January 2014 to September 2016, Abkemeier served as Chief Financial Officer and Executive Vice President of Inteliquent, Inc., a leading voice and messaging interconnection partner for communications service providers of all types. At Inteliquent, he was responsible for its accounting and finance functions, as well as the company’s strategy and corporate development activities. Previously, Abkemeier served as the Vice President of Finance and Treasurer of Cbeyond, Inc. from 2005 to 2012. Abkemeier has also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at J.P. Morgan & Co.  Abkemeier holds a Bachelor of Science degree in applied economics from Cornell University and is a certified financial analyst.
"It is a tremendous opportunity to join Progress at such an exciting time,” said Abkemeier. “I’m looking forward to helping Progress succeed in the next phases of its strategic transformation.”

Progress Software Corporation
Progress (NASDAQ: PRGS) is a global leader in application development, empowering the digital transformation organizations need to create and sustain engaging user experiences in today's evolving marketplace. With offerings spanning web, mobile and data for on-premise and cloud environments, Progress powers startups and industry titans worldwide, promoting success one customer at a time. Learn about Progress at www.progress.com or 1-781-280-4000.
Progress is a trademark or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.

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